Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 08:22PM 06/30/2016 FILED 08:22PM 06/30/2016 SR 20164739805 - File Number 5106921

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

NXT-ID, INC.

The undersigned, Gino Pereira, the Chief Executive Officer of Nxt-ID., Inc. (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify and set forth as follows:

First: The date on which the Certificate of Designation of Series A Convertible Preferred Stock of the Corporation (the “Certificate of Designation”) was originally filed with the Secretary of State of the State of Delaware was April 5, 2016.

Second: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of 242 of the GCL and pursuant to the authority vested in the Board by written consent of a majority of the outstanding holders of the Series A Convertible Preferred Stock on June 29, 2016, pursuant to Sections 18 and 32 of the Certificate of Designation, adopted resolutions amending the Certificate of Designation as provided below.

Third: Section 4(d)(iii) of the Certificate of Designations has been added to read as follows:

(iii) Stockholder Meeting. By July 15, 2016, the Company shall file a preliminary proxy on Schedule 14A with the SEC calling for an annual meeting or special meeting of stockholders (the “Preliminary Proxy”), which shall include a proposal for stockholders to vote to approve the issuance of shares of Common Stock in excess of the Exchange Cap as required by the applicable rules of the Principal Market. If the Preliminary Proxy is not filed by July 15, 2016, then the Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 2% multiplied by the aggregate outstanding Stated Value of the Preferred Shares held by each Holder for each day the Preliminary Proxy is not filed, which will be payable on a monthly basis or upon the filing of the Preliminary Proxy. If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the filing of the Preliminary Proxy.

Section 12(d) of the Certificate of Designation has been added to read as follows:

(d) Manner of Redemptions. Notwithstanding any other provision of this Certificate of Designations, the Company shall not be required to pay any redemption in cash. Redemptions may be paid in shares of Common Stock, per the applicable redemption price or conversion price. In the event a redemption would result in the issuance to a Holder of an amount of Common Stock in excess of the Maximum Percentage, then the issuance of such additional shares in excess of the Maximum Percentage shall be deferred in whole or in part until such time as such Holder is able to beneficially own such Common Stock without exceeding the Maximum Percentage and such Holder notifies the Company accordingly.

Fourth: All other provisions of the Certificate of Designation shall remain in full force and effect.

Fifth: This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the GCL.

Sixth: This Certificate of Amendment shall be effective as of 5:00 P.M. New York time on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designation of Series A Convertible Preferred Stock of the Corporation to be signed by the undersigned, a duly authorized officer of the Corporation, and the undersigned has executed this Certificate of Amendment and affirms the foregoing as true and under penalty of perjury this 30th day of June, 2016.

NXT-ID, INC.

By:	/s/ Gino Pereira
Name: Gino Pereira Title: Chief Executive Officer